Exhibit 99 (a)

For Release: 4:40 p.m. ET, Thursday, June 30, 2005	Media contact: Claudia Baucus 248-813-2942

Investor contact: Brian Eichenlaub 248-813-2495

DELPHI COMPLETES FINANCIAL RESTATEMENT
Board’s internal investigation has concluded

     TROY, Mich. — Delphi Corp. (NYSE: DPH) announced the completion of its financial restatement, and has become current in its periodic filings with the SEC. In conjunction with the restatement, the audit committee of the company’s Board of Director’s has concluded its internal investigation of certain accounting transactions over the past five years.

     “The audit committee has conducted a thorough and intensive internal investigation over these past nine months and the Delphi team has worked extremely hard to complete this restatement process by the self-imposed deadline of June 30,” said Robert H. Brust, chairman of Delphi’s Audit Committee and executive vice president and CFO of Eastman Kodak Company “And while it is regrettable to have had to undergo this process, the Board and the entire team at Delphi are poised to integrate the lessons learned into the company’s internal controls and channel all efforts and resources toward Delphi’s transformation.”

     The effects of the restatement reduce retained earnings as of Dec. 31, 2001 by $265 million, reduce 2002 net income by $24 million, and improve 2003 net loss by $46 million. The nature of the restatement adjustments have been previously described in prior 8-K filings, and are also included in today’s filings for reference.

     Delphi reported CY 2004 revenue of $28.6 billion and a net loss of $4.8 billion. As previously reported on May 13, 2005, Delphi’s CY 2004 net loss includes a $4.7 billion valuation allowance against its U.S. deferred tax assets. This non-cash charge was unrelated to the internal accounting investigation, and was recorded through the normal course of evaluating deferred tax assets for recoverability. There was no impact to Delphi’s liquidity position due to this valuation allowance. Delphi continues to maintain the underlying tax benefits to offset future taxable income and will evaluate the continued need for a valuation allowance based upon the profitability of its U.S. operations.

     Additional details regarding the financial restatement are included in the company’s SEC filings, which were filed today. For more information about Delphi, visit www.delphi.com.

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FORWARD LOOKING STATEMENT
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, cash flow or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and customer diversification or statements expressing general optimism about future operating results or the impact of the ongoing investigations of the Securities and Exchange Commission and Department of Justice on us) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; our continued ability to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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